As filed with the Securities and Exchange Commission on June 30, 2008
Commission File No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
GENERAL CABLE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	06-1398235

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
4 Tesseneer Drive
Highland Heights, Kentucky 41076

(Address of principal executive offices) (Zip Code)
GENERAL CABLE CORPORATION
DEFERRED COMPENSATION PLAN

(Full title of the plan)
ROBERT J. SIVERD, ESQUIRE
Executive Vice President, General Counsel and Secretary
General Cable Corporation
4 Tesseneer Drive
Highland Heights, Kentucky 41076
(859) 572-8000

(Name and address of agent for service)
(Telephone number, including area code, of agent for service)
Copies of Communications to:

Jarrod B. Pontius, Esquire General Cable Corporation 4 Tesseneer Drive Highland Heights, Kentucky 41076 (859) 572-8000	Alan H. Lieblich, Esquire Jeffrey M. Taylor, Esquire Blank Rome LLP One Logan Square Philadelphia, Pennsylvania 19103 (215) 569-5500
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum	Amount of
Title of securities	Amount to be	offering price	aggregate	registration
to be registered(1)	registered	per share	offering price	fee
Common Stock, par value $.01(2)	27,332 (3)	$60.60	$1,656,320	$65.10 (5)

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), and General Instruction F to Form S-8, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the General Cable Corporation Deferred Compensation Plan (the “Deferred Compensation Plan”). The interests being registered are unsecured obligations of General Cable Corporation (the “Company”) to pay deferred compensation in the future in accordance with the terms of the Deferred Compensation Plan. The filing of this Registration Statement shall not be construed as an admission by the Company that (a) the Deferred Compensation Plan obligations are securities under the Securities Act or (b) that such obligations are required to be registered under the Securities Act. As of September 13, 2007, the former General Cable Corporation and Subsidiaries Benefit Equalization Plan (the “Benefit Equalization Plan”) was merged with and into the Deferred Compensation Plan. Pursuant to Securities Act Rule 457(h)(2), no separate fee is required with respect to such interests.

(2)	Pursuant to Securities Act Rule 416, this Registration Statement shall be deemed to cover additional shares of common stock, par value $.01 per share (“Common Stock”), of the Company to be offered or issued in connection with any stock splits, stock dividends or similar transactions, whether pursuant to the terms of the Deferred Compensation Plan or otherwise.

(3)	Represents the total number of shares of Common Stock being registered hereby. This amount does not include shares of Common Stock that have been previously registered under the following effective registration statements and which have been issued or are currently reserved and available for issuance under the Deferred Compensation Plan:
•	112,500 shares of Common Stock registered by the Company on Form S-8 (Commission File No. 333-31867), as filed with the Securities and Exchange Commission (the “Commission”) on July 23, 1997, with respect to the Deferred Compensation Plan (as adjusted for a 3-for-2 stock split effected in April 1998);

•	675,000 shares of Common Stock registered by the Company on Form S-8 (Commission File No. 333-51822), as filed with the Commission on December 14, 2000, with respect to the Deferred Compensation Plan; and

•	22,668 shares of Common Stock out of a total of 50,000 shares of Common Stock registered by the Company on Form S-8 (Commission File No. 333-31871), as filed with the Commission on July 23, 1997, and previously issued with respect to the Benefit Equalization Plan prior to the merger of the Benefit Equalization Plan with the Deferred Compensation Plan effective as of September 13, 2007.

Thus, upon the effectiveness of this registration statement, a total of 837,500 shares of Common Stock will have been registered for issuance under the Deferred Compensation Plan. A post-effective amendment to the Form S-8 registration statement with respect to the Benefit Equalization Plan is being filed concurrently with the filing of this Registration Statement to deregister all unissued shares originally registered thereunder. As used in this Registration Statement, the term “Prior Registration Statements” shall be deemed to refer to Commission File Nos. 333-31867 and 333-51822.

(4)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c), based upon the average of the high and low prices of the Common Stock on the New York Stock Exchange as of June 26, 2008.

(5)	Pursuant to General Instruction E to Form S-8, the registration fee has been calculated solely with respect to the 27,332 additional shares of Common Stock being registered hereby.
* * *
USE OF COMBINED PROSPECTUS
     Pursuant to Rule 429(a) of the Securities Act, the prospectus that will be used in connection with the offer and sale of the securities covered by this Registration Statement and issued pursuant to the Deferred Compensation Plan (the “Combined Prospectus”) will also be used in connection with the sale of securities covered by the Prior Registration Statements.

EXPLANATORY NOTE
     Pursuant to General Instruction E to Form S-8, the contents of each Prior Registration Statement filed with the Commission are incorporated herein by reference; provided, however, that such contents shall be deemed to be amended, modified or superseded by statements contained in this Registration Statement, to the extent any such statements contained herein may be deemed to amend, modify or supersede such contents.
     The purpose of this Registration Statement is to provide for (i) the registration of an additional 27,332 shares of Common Stock to be offered and sold under the Deferred Compensation Plan and (ii) the use of the Combined Prospectus in connection with this Registration Statement and each of the Prior Registration Statements.

i

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
     General Cable Corporation (the “Registrant”) is filing this registration statement on Form S-8 (the “Registration Statement”) in order to register 27,332 shares of common stock, par value $.01 per share (“Common Stock”), under the General Cable Corporation Deferred Compensation Plan (the “Deferred Compensation Plan”). Effective as of September 13, 2007, the former General Cable Corporation and Subsidiaries Benefit Equalization Plan (the “Benefit Equalization Plan”) was merged with and into the Deferred Compensation Plan.
     After this Registration Statement is effective, a total of 837,500 shares of Common Stock to be offered and sold under the Deferred Compensation Plan shall have been registered for issuance under the Securities Act of 1933, as amended (the “Securities Act”). This total amount includes:
•	27,332 shares of Common Stock being registered hereby;

•	112,500 shares of Common Stock registered by the Company on Form S-8 (Registration No. 333-31867), as filed with the Securities and Exchange Commission (the “Commission”) on July 23, 1997, with respect to the Deferred Compensation Plan (as adjusted for a 3-for-2 stock split effected in April 1998);

•	675,000 shares of Common Stock registered by the Company on Form S-8 (Registration No. 333-51822), as filed with the Commission on December 14, 2000, with respect to the Deferred Compensation Plan; and

•	22,678 shares of Common Stock out of a total of 50,000 shares of Common Stock registered by the Company on Form S-8 (Registration No. 333-31871), as filed with the Commission on July 23, 1997, with respect to shares of Common Stock issued under the Benefit Equalization Plan prior to the merger of the Benefit Equalization Plan with the Deferred Compensation Plan effective as of September 13, 2007.
     The documents containing the information required in Part I of the Registration Statement will be sent or given to each participant in the Deferred Compensation Plan as specified by Rule 428(b)(1) promulgated by the Commission under the Securities Act. Such documents are not being filed with the Commission but constitute, along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Item 2. Registrant Information and Employee Plan Annual Information.
     Upon written or oral request by a participant in the Deferred Compensation Plan, the Registrant will provide to such participant, without charge, any document incorporated by reference in Item 3 of Part II of this Registration Statement, which is incorporated by reference into the Section 10(a) prospectus, and any document required to be delivered to a participant in the Deferred Compensation Plan pursuant to Rule 428(b) promulgated by the Commission under the Securities Act. All requests should be directed to Robert J. Siverd, ExecutiveVice President, General Counsel and Secretary of the Registrant, at 4 Tesseneer Drive, Highland Heights, Kentucky 41076, telephone number (859) 572-8000.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, as filed with the Commission, are incorporated by reference in this Registration Statement by the Registrant and the Deferred Compensation Plan.
     (a) the Registrant’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2007, as filed with the Commission on February 29, 2008;
     (b) all other documents filed by the Registrant or the Deferred Compensation Plan with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2007; and
     (c) the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement under the Securities Exchange Act of 1934, as amended, on Form 8-A (File No. 1-12983) filed with the Commission on May 13, 1997 to register Common Stock pursuant to Section 12(b) of the Exchange Act, and any filing with the Commission by the Registrant which serves to amend such registration statement.
     All documents filed by the Registrant or the Deferred Compensation Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part of this Registration Statement from the date of the filing of such documents.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Robert J. Siverd, the Registrant’s Executive Vice President, General Counsel and Secretary, provided an opinion, filed herewith as Exhibit 5.1, in connection with the securities being registered in the Registration Statement and has been selected to participate in the Plan.
Item 6. Indemnification of Directors and Officers.
     Pursuant to the authority conferred by Section 102 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), Article VII of the Registrant’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) contains provisions which eliminate personal liability of members of its board of directors for violations of their fiduciary duty of care. Neither the DGCL nor the Certificate of Incorporation, however, limits the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase under circumstances where such payment or repurchase is not permitted under the DGCL, or obtaining an improper personal benefit. Article VII of the Certificate of Incorporation also provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of a director of the Registrant shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
     Section 145 of the DGCL provides for the indemnification of certain persons, including directors, officers and employees of a corporation, under certain circumstances. Article XIV of the Registrant’s Amended and Restated Bylaws states that the Registrant is obligated to provide indemnification to the fullest extent permitted by the DGCL as well as to indemnify any person who was or is a party or is threatened to be made a party to, or is otherwise involved in, any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Registrant in which such person has been adjudged liable to the Registrant) by reason of the fact that such person is or was a director, officer or employee of the Registrant, or is or was a director, officer or employee of the Registrant serving at the request of the Registrant as a director, officer, member, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses, judgements, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. In the case of any action, suit or proceeding by or in the right of the Registrant in which such person shall have been adjudged to be liable to the Registrant, such person shall be indemnified only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
     The Registrant currently maintains an insurance policy that provides coverage pursuant to which the Registrant is to be reimbursed for amounts it may be required or permitted by law to pay to indemnify directors and officers.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation of the Registrant, incorporated by reference to Exhibit 3.1 to Post Effective Amendment No. 1 to the Registration Statement on Form S-4/A (File No. 333-143017), as filed with the Commission on June 11, 2007.

4.2	Amended and Restated Bylaws of the Registrant, incorporated by reference to Exhibit 3.1 to Form 8-K dated July 25, 2007 (File No. 1-12983), as filed with the Commission on July 25, 2007.

5.1	Opinion of Robert J. Siverd, Esquire.

23.1	Consent of Robert J. Siverd, Esquire (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP.

23.3	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included on the signature page).
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
     Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 6 of Part II of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the mater has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Highland Heights, Commonwealth of Kentucky, on this 30th day of June, 2008.

GENERAL CABLE CORPORATION
By:	/s/ Gregory B. Kenny
Gregory B. Kenny
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert J. Siverd and Brian J. Robinson, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to enable the Registrant to comply with the provisions of the Securities Act and all requirements of the Commission, as fully to all intents and purposes as he might or could do in person, hereby ratifying all that each of the said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.

June 30, 2008	/s/ Gregory B. Kenny

Gregory B. Kenny
President and Chief Executive Officer (Principal Executive Officer) and Director

June 30, 2008	/s/ Brian J. Robinson

Brian J. Robinson
Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

June 30, 2008	/s/ Robert J. Siverd

Robert J. Siverd
Executive Vice President, General Counsel and Secretary

June 30, 2008	/s/ Gregory E. Lawton

Gregory E. Lawton
Director

June 30, 2008	/s/ Craig P. Omtvedt

Craig P. Omtvedt
Director

June 30, 2008	/s/ Robert L. Smialek

Robert L. Smialek
Director

June 30, 2008	/s/ John E. Welsh, III

John E. Welsh, III
Director

     Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Highland Heights, Commonwealth of Kentucky, on this 30th day of June, 2008.

GENERAL CABLE CORPORATION DEFERRED COMPENSATION PLAN
By:	/s/ Robert J. Siverd
Robert J. Siverd
Member, Administrative Committee

EXHIBIT INDEX

Exhibit	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation of the Registrant, incorporated by reference to Exhibit 3.1 to Post Effective Amendment No. 1 to the Registration Statement on Form S-4/A (File No. 333-143017), as filed with the Commission on June 11, 2007.

4.2	Amended and Restated Bylaws of the Registrant, incorporated by reference to Exhibit 3.1 to Form 8-K dated July 25, 2007 (File No. 1-12983), as filed with the Commission on July 25, 2007.

5.1	Opinion of Robert J. Siverd, Esquire.

23.1	Consent of Robert J. Siverd, Esquire (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP.

23.3	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included on the signature page).